EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
Lakes Entertainment, Inc.
Minnetonka, Minnesota
We consent to the incorporation by reference in the registration statements of Lakes Entertainment, Inc. on Forms S-8 (File Nos. 333-77247, 333-77249, 333-77591, 333-116674, 333-143985, 333-162259) and on Form S-3 (File Nos. 333-139783, 333-162235) of our reports dated March 17, 2010, included in this Annual Report on Form 10-K, on the consolidated financial statements of Lakes Entertainment, Inc. and Subsidiaries as of January 3, 2010 and December 28, 2008, and for each of the three years in the period ended January 3, 2010, and on the effectiveness of internal control over financial reporting as of January 3, 2010.
/s/ PIERCY BOWLER TAYLOR & KERN
Piercy Bowler Taylor & Kern,
Certified Public Accountants
Las Vegas, Nevada
March 17, 2010